Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:07 PM 01/02/2014
FILED 12:07 PM 01/02/2014
State of Delaware	SRV 140001708 - 5459403 FILE

Certificate of Incorporation

First: The name of the Corporation is Fenix Parts, Inc.

Second: Its registered agent office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of Newcastle, Zip Code 19810. The registered agent in charge thereof is The Corporation Trust Company

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporations Law of Delaware.

Fourth: The amount of the total stock this corporation is authorized to issue is 1,000 shares (One Thousand Shares) with no par value.

Fifth: The name and mailing address of the incorporator are as follows:

Georgann Joseph

Johnson and Colmar

2201 Waukegan Road

Bannockburn, Illinois 60015

Sixth: The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The initial Director of the Corporation, who will serve upon the filing of this Certificate of Incorporation, is as follows:

Kent Robertson

12901 SW 132 Avenue

Miami, Florida 33186

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of January, 2014.

By:	/s/ Georgann Joseph
Georgann Joseph

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:47 AM 08/08/2014
FILED 10:47 AM 08/08/2014
SRV 141050716 - 5459403 FILE	First Certificate of Amendment

to

Certificate of Incorporation

of

Fenix Parts, Inc.

Fenix Parts, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on January 2, 2014.

This First Certificate of Amendment to Certificate of Incorporation was duly proposed by the Corporation’s board of directors and adopted by the Corporation’s stockholders in the manner and by the vote prescribed by Sections 242 and 228 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

The Fourth Article of the Corporation’s Certificate of Incorporation, as currently in effect, has been amended to read as follows:

Fourth: The amount of total stock this corporation is authorized to issue is 1,250 shares (One Thousand two hundred fifty Shares) having a par value of $0.001 per share.

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to by signed by its President and Chief Executive Officer, Kent Robertson, on August 6, 2014. His signature below constitutes his affirmation and acknowledgement under penalty of perjury, that this instrument is the Corporation’s act and deed and that the facts stated in this instrument are true.

Fenix Parts, Inc.

By:

Kent Robertson, President and Chief Executive Officer